Exhibit 99.1

Emerald Reports First Quarter 2021 Financial Results

NEW YORK, N.Y. – April 30, 2021 – Emerald Holding, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business platform producer of trade shows, events, conferences, marketing and B2B software solutions, today reported financial results for the first quarter ended March 31, 2021.

Highlights

•	First quarter results continue to be negatively impacted by event cancellations due to the COVID-19 pandemic
•

Impact of revenue declines on operating income partially offset by claim payments received under Emerald’s event cancellation insurance policy.  Emerald is actively pursuing collection of the remaining unpaid amounts of filed insurance claims for its cancelled and impacted 2020 events, in addition to claims for its cancelled and impacted 2021 events

•

To date, Emerald has submitted $167 million in claims, which represents the net amount of budgeted gross revenues less avoided costs for impacted or cancelled events previously scheduled to take place in 2020

•

Insurance claim payments received to date total $121.1 million, of which $89.1 million was received in 2020, $29.6 million was received in the first quarter of 2021 and $2.4 million was received in April 2021

•

Emerald has also submitted $52.9 million in incremental event cancellation insurance claims to date for events that were originally scheduled to take place in the first half of 2021, but have been cancelled or otherwise impacted

•	Net loss of $15.3 million for the first quarter 2021, compared to net loss of $570.1 million for the first quarter 2020
•

First quarter 2020 net loss included non-cash charges of $623.4 million related to impairment of goodwill and certain intangible assets as compared to no impairment of goodwill or intangible assets in the first quarter 2021.

•

Adjusted EBITDA, a non-GAAP measure, of negative $2.7 million for the first quarter 2021, compared to positive $23.6 million for the first quarter 2020 (Refer to Schedule 2 for a reconciliation to net income, the most directly comparable GAAP measure)

•

Emerald ended the first quarter with $293.6 million in cash as compared to the fourth quarter of 2020’s cash balance of $295.3 million.  The Company also had full availability of its $150 million revolving credit facility at quarter end

•

Subsequent to quarter end, Emerald acquired substantially all the assets of Sue Bryce Education, a member-based portrait photography education platform, and its affiliate, The Portrait Masters, an online photo education destination and conference.

First Quarter 2021 Financial Performance

	Three Months Ended March 31,
	2021	2020	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$12.9	$99.7	$(86.8)	(87.1%)
Net loss	$(15.3)	$(570.1)	$554.8	97.3%
Net cash provided by operating activities	$1.6	$8.8	$(7.2)	(81.8%)
Diluted loss per share	$(0.31)	$(7.99)	$7.68	96.1%

Non-GAAP measures:
Adjusted EBITDA	$(2.7)	$23.6	$(26.3)	NM
Free Cash Flow	$0.6	$7.7	$(7.1)	(92.2%)

Hervé Sedky, Emerald’s President and Chief Executive Officer, commented, “Our business is at an important inflection point as the COVID-19 vaccines are now widely available and vaccination rates are rapidly increasing. We are pleased to see many states planning for large, in-person events over the next two months.  As a result, we expect a safe resumption of our trade shows this summer as we plan for the busiest second half of the year in Emerald’s history in terms of the number of events we plan to execute.  But our planning is not conducted through the lens of “business as usual”; all our events are carefully organized with our clients’ health and safety as our top priority. While the outlook for attendance at our shows remains uncertain given the lingering impact of COVID, we are very encouraged with the early success we are seeing in Asia where some recent events have matched or exceeded pre-COVID levels, visibly demonstrating the value of face-to-face, live experiences. We are also learning from these trade shows with an eye toward ensuring client satisfaction and safety.”

Mr. Sedky continued, “A focus of our team during the pandemic has been to deliver on our strategy of creating 365-day-per-year engagement with our customers. Central to this initiative was our acquisition in December of PlumRiver and their ElasticSuite B2B eCommerce platform, which provides a medium for our exhibitors to transact on the platform before, during and after our live events.  Early in April, we launched the sales effort of our Digital Markets platform tied to Outdoor Retailer, Surf Expo and NY NOW brands. We believe this platform will provide significant, incremental value to our customers beyond our live events while providing Emerald a new subscription-based revenue stream.  Looking ahead, we plan to launch Digital Markets across more of our brands as we work to grow our digital revenue business.”

David Doft, Emerald’s Chief Financial Officer, added, “We remain very well positioned in the current environment. Our event cancellation insurance policy provides almost $200 million of aggregate coverage for 2021, which combined with our strong liquidity and balance sheet position with $294 million of cash, allows us to be opportunistic in the current environment given the dislocation that we are seeing across the events sector.  An example of this is our acquisition of Sue Bryce Education, a member-based portrait photography platform, which is a subscription-based model providing valuable content to their members.  While focused on photography, this e-learning concept can be expanded across our portfolio of shows adding a valuable, subscription-based revenue model that will enhance our year-round digital offerings.”

COVID-19 Operational and Expected Insurance Recovery Update

Emerald remains focused on the health and safety of its employees and customers given this ongoing, unprecedented environment.  Substantially all employees continue to work in a remote environment and Emerald is engaging the Company’s communities with new on-line offerings while actively planning for future events in the second half of 2021.

The rapid spread of COVID-19 and the resulting limitations placed on travel and gatherings have had a material impact on Emerald’s ability to deliver large, in-person experiences which has necessitated substantial show calendar changes. To date, Emerald has cancelled a total of 108 events.  Of the 108 cancelled events, 94 were scheduled to stage in 2020, representing $230.6 million of 2019 revenues, and 14 were scheduled to stage in 2021, representing $71.2 million of 2020 revenues.

Emerald maintains event cancellation insurance to protect against losses due to the unavoidable cancellation, postponement, relocation and enforced reduced attendance at events due to certain covered causes. Specifically, these causes include event cancellation caused by the outbreak of communicable diseases, including COVID-19. Emerald’s policy provides coverage for the budgeted amount of gross revenues (less avoided costs, plus certain costs relating to the taking of remedial action) for each of the Company’s individual events and conferences occurring within a calendar year. The aggregate limit under this event cancellation insurance policy is approximately $191.1 million in 2020 and $191.4 million in 2021, if losses arise for reasons within the scope of this policy.

In addition to this primary policy, Emerald maintains a separate event cancellation insurance policy for the Surf Expo Summer 2020 and Surf Expo Winter 2021 shows, with respective coverage limits of $6 million and $7.7 million.

The Company has submitted insurance claims for each of its 2020 cancelled shows. For events previously scheduled to take place in 2020, Emerald has submitted approximately $167 million in claims, which represents the net amount of expected gross revenues less avoided costs for cancelled events. Insurance claim payments for 2020 events received to date total $121.1 million, of which $89.2 million was received in 2020, and $31.9 million was received in 2021. The Company has also submitted additional claims of $52.9 million for events cancelled or otherwise impacted in the first half of 2021.

Emerald is actively pursuing collection of the remaining unpaid amounts of filed insurance claims for its cancelled 2020 events, in addition to claims for its cancelled 2021 events. On February 22, 2021, the Company filed a complaint in Federal District Court in Orange County, California against its event cancellation insurers under the Company’s 2020 and 2021 event cancellation insurance policy.  The Company believes the insurers have acted in bad faith and failed to timely pay amounts due and owing on submitted claims. Under its complaint, the Company is seeking to enforce its rights under the policies to receive the maximum applicable coverage for the 2020 and 2021 event cancellations, postponements and reductions, and to receive court-ordered payment on all outstanding submissions for 2020 and 2021 events.

While there is no guarantee or assurance as to the outcome of this litigation or the amount or timing of future recoveries from the Company’s event cancellation insurance policies, the Company believes that all events that have been impacted, cancelled or postponed due to COVID-19 to date should qualify as covered losses under the event cancellation insurance policies and that, to date, the insurers have paid less than what is owed under the policies.

Financial & Operational Results, Quarter Ended March 31, 2021

For the first quarter of 2021, Emerald reported revenues of $12.9 million compared to revenues of $99.7 million for the first quarter of 2020, a decrease of $86.8 million, or 87.1%. The decrease primarily reflected a $70.8 million reduction from the cancellation of substantially all first quarter 2021 events due to the COVID-19 crisis, most notably KBIS, NY NOW Winter, Outdoor Retailer Snow Show, ISS Long Beach and the Sports Licensing and Tailgate Show.  In addition, another $12.2 million of first quarter 2020 revenue was rescheduled for later in 2021 to align with anticipated re-openings at venues across the country. Discontinued events representing $2.0 million of first quarter 2020 revenues also impacted first quarter 2021 results.  The PlumRiver, LLC (“PlumRiver”) acquisition, which closed in the fourth quarter of 2020, contributed $2.2 million of revenue in the first quarter of 2021. Organic revenues for the first quarter of 2021, which exclude cancelled events, decreased $4.0 million, or 27%, as compared to the prior year first quarter due to Surf Expo Winter staging at significantly reduced capacity due to COVID-19 precautions, lower print and digital advertising revenues offset by new virtual event launches.

The Company recognized a net loss of $15.3 million for the first quarter of 2021 compared to a net loss of $570.1 million for the first quarter of 2020. The Company recorded $14.1 million of Other Income during the first quarter as a result of the receipt or confirmation of event cancellation insurance claims proceeds related to events cancelled in the second half of 2020.  In the first quarter of 2020, in connection with a triggering event caused by the anticipated impact of the COVID-19 crisis on the travel and events industry, the Company’s forecasted results and the market value of its common stock, the Company performed an interim goodwill impairment assessment and recorded a $564.0 million non-cash charge related to the impairment of goodwill and a $59.4 million non-cash charge related to impairment of certain trade names and customer-relationship intangible assets.

For the first quarter of 2021, Adjusted EBITDA was negative $2.7 million, compared to positive $23.6 million for the first quarter of 2020.  The decrease in Adjusted EBITDA of $26.3 million was mainly due to the COVID-19 related cancellation of 13 incremental first quarter events, representing prior year first quarter Adjusted EBITDA of $39.7 million, the postponement of 10 first quarter 2020 events, representing prior year first quarter Adjusted EBITDA of $5.5 million offset by the recognition of $14.1 million in Other Income related to event cancellation insurance claim proceeds received or confirmed. First quarter 2021 Adjusted EBITDA also reflected the cost savings measures implemented throughout the prior year. The Company’s Adjusted EBITDA throughout 2021 has been and will continue to be heavily impacted by the timing and receipt of approved claim payments under the Company’s event cancellation insurance policy.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 2 for a reconciliation of Adjusted EBITDA to net loss (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

Net cash provided by operating activities was $1.6 million in the first quarter of 2021, compared to cash provided by operating activities of $8.8 million in the comparable period of the prior year, largely reflecting receipt of $29.6 million in event cancellation insurance proceeds and the Company’s close management of operating cash flows given the challenging circumstances presented by the COVID-19 pandemic, partially offset by $5.1 million in refunds paid during the first quarter and the decline in cash receipts due to the cancellation and postponement of upcoming events. As a result of refunds paid, the transfer of customer balances from cancelled events to contract for future events as well as additional event cancellations during the quarter, as of March 31, 2021, cancelled event liabilities were $13.7 million as compared to $25.9 million at December 31, 2020.

Capital expenditures were $1.0 million for the first quarter of 2021, compared to $1.1 million for the first quarter of 2020.

Free Cash Flow, which the Company defines as net cash provided by operating activities less capital expenditures, was an inflow of $0.6 million in the first quarter of 2021, compared to $7.7 million in the first quarter of 2020.

Emerald ended the first quarter of 2021 with $293.6 million of cash as compared to the fourth quarter of 2020’s cash balance of $295.3 million.

For a discussion of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash (used in) provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Emerald Expands Photo Group with Acquisition of Subscription E-Learning Business

On April 1, 2021, Emerald acquired substantially all the assets of Sue Bryce Education, a member-based portrait photography education platform, and its affiliate, The Portrait Masters, an online photo education destination and conference. Sue Bryce Education and The Portrait Masters offer photographers online and in-person learning and community.  The Portrait Masters e-learning platform offers courses from leading photography educators, while The Portrait Masters Conference brings the Sue Bryce Education and Portrait Masters audiences together for an annual conference and event.  The acquisition grows Emerald’s reach in the photography market by adding two leading e-learning platforms and a high-touch conference and event to its existing photography brands, which include PHOTOPLUS, the largest photography and imaging event in North America, and Rangefinder + WPPI, the daily content hub and annual event for portrait and wedding photographers.

Conference Call Webcast Details

As previously announced, the Company will hold a conference call to discuss its first quarter 2021 results at 8:30am EDT on Friday, April 30, 2021.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13718642. The replay will be available until 11:59 pm (Eastern Time) on May 7, 2021.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over 140 events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events, (iii) material show scheduling adjustments and (iv) event cancellations for which the Company has received, or expects to receive, claim proceeds from its event cancellation insurance policy.  We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charge, (vii) material show scheduling adjustments, and (viii) other items that management believes are not part of our core operations.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our expectations arising from the severe impact of COVID-19 on our business; our ability to recover insurance proceeds under current policies; the timing of any such recoveries and our ability to obtain similar event cancellation insurance in the future; the outcome of the Company’s litigation against the insurers under the Company’s event cancellation insurance policies; the timing for rescheduled trade show events; our ability to successfully integrate the PlumRiver acquisition; and the benefits of our cost reduction initiatives. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

David Doft, 1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of Loss and Comprehensive Loss

(unaudited, dollars in millions, share data in thousands, except earnings per share data)

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Revenues	$12.9	$99.7
Other income	14.1	-
Cost of revenues	4.0	43.6
Selling, general and administrative expense	30.8	38.1
Depreciation and amortization expense	11.8	12.8
Goodwill impairment charges	-	564.0
Intangible asset impairment charges	-	59.4
Operating loss	(19.6)	(618.2)
Interest expense, net	4.0	6.7
Loss before income taxes	(23.6)	(624.9)
Benefit from income taxes	8.3	54.8
Net loss and comprehensive loss attributable to Emerald Holding, Inc.	$(15.3)	$(570.1)
Accretion on 7% Series A Convertible Participating Preferred stock	(7.2)	-
Net loss and comprehensive loss attributable to Emerald Holding, Inc. common shareholders	$(22.5)	$(570.1)
Basic loss per share	$(0.31)	$(7.99)
Diluted loss per share	$(0.31)	$(7.99)
Basic weighted average common shares outstanding	72,245	71,381
Diluted weighted average common shares outstanding	72,245	71,381

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$293.6	$295.3
Trade and other receivables, net of allowances of $0.8 million and $1.1 million, as of March 31, 2021 and December 31, 2020, respectively	42.3	30.7
Insurance receivables	2.4	17.8
Prepaid expenses	18.5	8.5
Total current assets	356.8	352.3
Noncurrent assets
Property and equipment, net	3.9	3.9
Intangible assets, net	264.2	275.0
Goodwill	404.3	404.3
Right-of-use assets	15.2	16.0
Other noncurrent assets	2.1	2.9
Total assets	$1,046.5	$1,054.4
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$28.6	$31.1
Cancelled event liabilities	13.7	25.9
Deferred revenues	73.5	48.6
Right-of-use liabilities, current portion	4.2	4.3
Term loan, current portion	5.7	5.7
Total current liabilities	125.7	115.6
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	514.2	515.3
Deferred tax liabilities, net	1.9	1.9
Right-of-use liabilities	12.7	13.4
Other noncurrent liabilities	11.1	13.7
Total liabilities	665.6	659.9
Commitments and contingencies
Shareholders’ equity
7% Series A Convertible Participating Preferred stock, $0.01 par value; authorized shares March 31, 2021 and December 31, 2020; 80,000; 71,445 shares issued and outstanding at March 31, 2021 and December 31, 2020	0.7	0.7
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 72,274 and 72,195 at March 31, 2021 and December 31, 2020, respectively	0.7	0.7
Additional paid-in capital	1,090.0	1,088.3
Accumulated deficit	(710.5)	(695.2)
Total shareholders’ equity	380.9	394.5
Total liabilities and shareholders’ equity	$1,046.5	$1,054.4

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended March 31,		Change
	2021	2020	$	%
	(dollars in millions) (unaudited)
Revenues	$12.9	$99.7	$(86.8)	(87.1%)
Add (deduct):
Acquisition revenues	(2.2)	-
Discontinued events	-	(2.0)
COVID-19 cancellations(1)	-	(70.8)
COVID-19 postponements(2)		(12.2)
Organic revenues	$10.7	$14.7	$(4.0)	(27.2%)

Notes:

(1)

Represents reduction in revenues as a result of the cancellation of certain events in the first quarter of fiscal 2021, compared to all events that staged in the first quarter of 2020, due to COVID-19.  The Company believes the financial impact, net of costs saved, will be partially offset by event cancellation insurance proceeds from pending claims.

(2)	Represents deferral of revenues to the second half of 2021 as a result of the postponement of certain events that staged in the first quarter of 2020.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2021	2020
	(dollars in millions) (unaudited)
Net loss	$(15.3)	$(570.1)
Add (deduct):
Interest expense	4.0	6.7
Benefit from income taxes	(8.3)	(54.8)
Goodwill impairment charges(1)	-	564.0
Intangible asset impairment charges(2)	-	59.4
Depreciation and amortization	11.8	12.8
Stock-based compensation	3.0	1.6
Deferred revenue adjustment	0.9	-
Other items(3)	1.2	4.0
Adjusted EBITDA	$(2.7)	$23.6

Notes:

(1)

For the three months ended March 31, 2021 and 2020, represents non-cash charges of zero and $564.0 million, respectively, for goodwill in connection with the Company’s interim testing of goodwill for impairment.

(2)

Intangible asset impairment charges for the three months ended March 31, 2020 represent non-cash charges of $46.2 million and $13.2 million for certain indefinite-lived intangible assets and certain definite-lived intangible assets, respectively, in connection with the Company’s interim testing of intangibles for impairment.

(3)

Other items for the three months ended March 31, 2021 included: (i) $0.2 million in transaction costs in connection with the PlumRiver LLC and EDspaces acquisitions; (ii) $0.6 million in non-recurring legal, audit and consulting fees and (ii) $0.4 million in expense related to the remeasurement of contingent consideration.  Other items for the three months ended March 31, 2020 included: (i) $0.5 million in transaction costs in connection with certain acquisition transactions and (ii) $3.5 million in transition costs, including one-time severance expense of $1.9 million, and acquisition integration costs.

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,
	2021	2020
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$1.6	$8.8
Less:
Capital expenditures	1.0	1.1
Free Cash Flow	$0.6	$7.7

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO LOSS BEFORE TAXES

	Three Months Ended March 31,
	2021	2020
	(dollars in millions) (unaudited)
Revenues
Commerce	$5.7	$49.5
Design and Technology	3.0	36.8
All Other	4.2	13.4
Total revenues	$12.9	$99.7

Other Income
Commerce	7.3	-
Design and Technology	3.1	-
All Other	3.7	-
Total other income	$14.1	$—

Adjusted EBITDA
Commerce	$5.9	$18.1
Design and Technology	(0.4)	10.6
All Other	2.7	3.2
Subtotal Adjusted EBITDA	$8.2	$31.9

General corporate and other expenses	(10.9)	(8.3)
Interest expense	(4.0)	(6.7)
Goodwill impairment charges	-	(564.0)
Intangible asset impairment charges	-	(59.4)
Depreciation and amortization expense	(11.8)	(12.8)
Stock-based compensation expense	(3.0)	(1.6)
Deferred revenue adjustment	(0.9)	-
Other items	(1.2)	(4.0)
Loss before taxes	$(23.6)	$(624.9)

Schedule 5

Emerald Holding, Inc.

UNAUDITED EVENT CANCELLATION INSURANCE CLAIM ACTIVITY

	Insurance claims submitted	Insurance claims approved and received	Insurance claim proceeds accrued*	Insurance recognized in Other Income
	(dollars in millions) (unaudited)
Year Ended December 31, 2020
2020 events	$166.8	$89.1	$17.9	$107.0

Three Months Ended March 31, 2021
2020 events	-	11.7	2.4	$14.1
2021 events	52.9	-	-	-
Total	$52.9	$11.7	$2.4	14.1
Cumulative Total	$219.7	$100.8	$20.3	$121.1
* Includes insurance claims accrued and received in subsequent period